Exhibit 99.1

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release	Contact: David A. Brager
For Immediate Release	Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Announces Authorization of 15 Million Share Repurchase Plan

Ontario, CA, June 15, 2026 - CVB Financial Corp. (NASDAQ: CVBF) announced that at a meeting on June 15, 2026, the Board of Directors of CVB Financial Corp. (the “Company”), the holding company for Citizens Business Bank, National Association, authorized the Company to repurchase up to 15,000,000 shares of the Company’s common stock (the “2026 Repurchase Program”), including by means of one or more Rule 10b5-1 plans or other appropriate buy-back arrangements, including open market purchases and private transactions.

“The approval of this share repurchase program reflects our robust capital position, consistent track record of producing quality earnings, and history of delivering long term value to our shareholders,” said David A. Brager, Chief Executive Officer.

This 2026 Repurchase Program replaces in its entirety the Company’s previous 2024 share repurchase program under which 5,678,223 shares remained available for repurchase.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank, National Association. CVBF is one of the ten largest bank holding companies headquartered in California with more than $20 billion in total assets as of the closing of the mergers with Heritage Commerce Corp and its principal banking subsidiary, Heritage Bank of Commerce. Citizens Business Bank, National Association, is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services, with more than 75 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.